EXHIBIT 10.33


Employment Severance Agreement

This Employment Severance Agreement (this Agreement) is entered into as of October 13, 1995, by and between:
Quadrax Corporation, a Delaware corporation (Quadrax), as
                 the employer; and
James T. Connell, an individual (Mr. Connell), as the
                 employee.
Recitals
A.   On or about February 13, 1995 Quadrax and Mr.
   Connell entered into an Employment Agreement pursuant to which Mr. Connell agreed to serve
   Quadrax in the capacity of Director, Investor
   Relations.
B.   Subsequent to the date of the Employment
   Agreement, Quadrax determined that it was in the best interest of the corporation to create a position of Chief Financial Officer, and to include investor relations among the duties of such Chief Financial Officer .
C.   On or about September 1, 1995, Quadrax
   retained Mr. Edward A. Stoltenberg as its Chief
   Financial Officer, and Mr. Stoltenberg has assumed as a principal responsibility representation of the corporation before its stockholders and the financial community.
D. Quadrax has no further need to maintain a position of Director, Investor Relations.
E. After careful consideration of all the other ways in which Mr. Connell could continue to serve the interests of Quadrax to the mutual benefit of Quadrax and Mr. Connell, Quadrax and Mr. Connell have mutually agreed that it is in the best interest of each party to terminate the Employment Agreement on the following terms.
Provisions
1.Termination of the Employment Agreement. Quadrax and Mr. Connell hereby agree to terminate the Employment Agreement, effective immediately.
2.Release of Mr. Connell by Quadrax. Quadrax hereby releases Mr. Connell from any and all obligation to provide services to the corporation, and agrees that Mr. Connell may pursue other employment or business opportunities, including opportunities that may be in competition with Quadrax, provided, only, that Mr. Connell shall not use any confidential or proprietary information acquired by him during his employment by Quadrax in competition with, or in any way that is adverse to the interests of Quadrax. 3.Release of Quadrax by Mr. Connell. Mr. Connell hereby releases Quadrax from any and all obligation to retain his services, or to compensate him for or in lieu of those services, whether pursuant to the Employment Agreement, or otherwise, except as hereinafter expressly provided.
4.Consideration for Releases. In consideration of the foregoing releases, Quadrax agrees to pay or deliver to Mr. Connell, and Mr. Connell agrees to accept, as full and final satisfaction of any and all claims that Mr. Connell may now have or hereafter assert relating to or arising out of his employment by Quadrax, each and every of the following:
4.1Salary Continuation: $47,307.65 in salary continuation payments, payable in installments, net of applicable federal, state and local income, social security, Medicare, unemployment insurance and other payroll taxes or deductions required to be withheld by Quadrax under applicable law (collectively, Deductions), as follows:
 (a)7 payments of $4,615.39 each, less all applicable
Deductions, beginning October 13, 1995 and continuing bi-weekly thereafter, through and including January 5, 1996 , followed by;
(b)6 additional payments of $2,307.69 each, less all applicable Deductions, beginning January 19, 1996 and continuing bi-weekly thereafter through and including
March 29, 1996 and
(b)1 final payments of $1,153.85 on April 12 , 1996 and
4.2Use of Company Car: continued possession and of that certain 1994 Acura Legend automobile currently made available for his use, without charge to Mr. Connell (except for normal operating and maintenance costs, which shall be paid by Mr. Connell) until March 31, 1996, at which time Mr. Connell will have the option to either
4.2.1assume the obligations of Quadrax as lessee under the relevant Lease Agreement (and cause
Quadrax to be relieved of any further obligations thereunder); or
4.2.2return the automobile to Quadrax in good working order and appearance, reasonable wear and tear excepted; and
4.3Benefits: continuation of group health, life and disability insurance, as currently in force as of the date hereof (and as the same may be amended for the entire corporation at any time or from time to time) through March 31, 1996; and
4.4Cancellation of Indebtedness. a release and receipt for payment in full of all principal, interest and penalties due for loans made by Quadrax to or for the benefit of Mr. Connell, which Quadrax and Mr. Connell agree totals $54,727.58; and
4.5Options: a cancellation and re-grant of options under the Quadrax Corporation 1994 Non-Qualified Stock Option
Plan, so-called, to purchase an aggregate of 100,000 shares of Common Stock of Quadrax, to be re-granted with an exercise price of $1.50 per share, exerciseable as follows:
 (a) options to purchase an aggregate of 25,000 shares, which may be exercised, in multiples 1,000 shares, at any time during the period beginning on January 1, 1996 and ending on December 31, 2006, after which any such options that are not exercised will expire; and
 (b)options to purchase an aggregate of 25,000 shares, which may be exercised, in multiples 1,000 shares, at any time during the period beginning on April 1, 1996 and ending on March 31, 2006, after which any such options that are not exercised will expire; and
(c)options to purchase an aggregate of 25,000 shares, which may be exercised, in multiples 1,000 shares, at any time during the period beginning on July 1, 1996 and ending on June, 2006, after which any such options that are not exercised will expire; and
(b)options to purchase an aggregate of 25,000 shares, which may be exercised, in multiples 1,000 shares, at any time during the period beginning on October 1, 1996 and ending on September 30, 2006, after which any such options that are not exercised will expire;
provided, however, that if the average closing bid price for shares of common stock of Quadrax over any period of 15 consecutive trading days shall exceed
$4 per share, all outstanding options shall become immidiately exerciseable at the option of Mr.
Connelll.
6.Certain Other Shares. Mr. Connell acknowledges and agrees Quadrax has issued to him as compensation for services rendered an aggregate of 139,000 shares of its Common Stock, of which 50,000 have been registered for sale to the public under a Form S-8 and 89,000 shares are restricted securities that cannot be sold unless a registration statement is filed or an exemption from registration becomes available. Mr. Connell further acknowledges and agrees that any and all claims he may now have or hereafter assert are surrendered pursuant to, and superseded by, this agreement.
6.Additional Undertakings by Quadrax. In furtherance of the purpose and intent of this Agreement to reach and final settlement of all matters between Quadrax and Mr. Connell arising out of his employment at Quadrax, Quadrax further undertakes and agrees as follows:
6.1Value of Shares. Quadrax will report on both the financial and tax accounts of the corporation additional compensation to Mr. Connell during the fiscal and tax year ending December
31, 1995 the amount of $278,000, representing the value of 139,000 shares of Quadrax Common Stock issued at a value of $2 per share, and will issue to Mr. Connell in the ordinary course a Internal Revenue Service Form 1099 for the 1995 tax year in like amount;
6.2Registration of Restricted Shares. Quadrax will include the 89,000 shares of its Common Stock held by Mr. Connell in restricted form in its Registration Statement currently before the Securities Exchange Commission, and further agrees that if for any reason such Registration Statement does not go effective, to include such shares in any subsequent Registration Statement which Quadrax may file regarding the sale of shares of its common stock or other instruments convertible into shares of its common stock; and 6.3Registration of Option Shares. Quadrax agrees to register for sale to the public any and all shares of its common stock that may be purchased by Mr. Connell by exercise of one or more of the options granted pursuant to this Agreement:
6.3.1at or prior to the time of issuance , if, but only to the extent that, such registration can be effected through the filing of a Form S-8, or other similar abbreviated form of registration that does impose an undue burden or expense upon Quadrax; and
6.3.2with respect to any issued and outstanding shares held by Mr. Connell and not registered at the time after issuance or thereafter, if requested by Mr. Connell, by inclusion on any other registration statement that Quadrax may file with respect to the issuance of sale of shares of its common stock, if, but only to the extent that, such shares may properly be included on such registration statement under applicable law.
7.Notices. All notices, requests, payments, demands or other communication under this Agreement shall be in writing and shall be deemed to have been given on the date of actual receipt. 8.Severability of Provisions. If any provision in this Agreement is held to be invalid, void or unenforceable, the remaining provisions shall continue in full force and effect.
9.Time. Time is of the essence of this Agreement. 10.Counterparts. This Agreement may be executed in two or more counterparts, all of which, taken together, shall constitute one and the same agreement.
11.Business Day. If any date on which action is to be taken under this Agreement occurs, or if any period during which action is to be taken under this Agreement ends, on a Saturday, Sunday or holiday, the date or period shall be extended to the next succeeding day which is not a Saturday, Sunday or holiday. 12.Jurisdiction. Each party hereby consents and submits itself to the jurisdiction of the State of Rhode Island and agrees that the parties to this Agreement shall be entitled to a judgment and decree and enforcement by the Courts of the State of Rhode Island for any amount which may be adjudged to be due, including, but not limited to, attorney's fees, costs and damages.
13.Entire Agreement. This Agreement contains the entire understanding between the parties concerning Mr. Palermo's employment with Quadrax and supersedes any prior understanding or agreement between them. Thereof are no other representations, agreements or understandings, oral or written, between the parties relating to the subject of this Agreement. This Agreement may be amended only by a writing signed by the party to be charged.
In Witness Whereof, Quadrax Corporation has caused this
Agreement to be signed and delivered by its duly authorized representative and James T. Connell has signed and delivered this Agreement, both as of the date first above written.


Quadrax Corporation
By: /s/James J. Palermo
James J. Palermo
Chairman and Chief Executive Officer


/s/Jmaes T. Connell
James T. Connell